UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 16, 2006

SERACARE LIFE SCIENCES, INC.

(Exact Name of Registrant as Specified in Charter)

California	0-33045	33-0056054
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

375 West Street West Bridgewater, MA	02379
(Address of principal executive offices)	(Zip Code)

(508) 580-1900

Registrant’s telephone number, including area code

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8–K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre–commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre–commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e–4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 16, 2006, SeraCare Life Sciences, Inc. (the “Company”) entered into an employment agreement with Gregory A. Gould (the “Employment Agreement”), pursuant to which Mr. Gould will serve as the Company’s Chief Financial Officer. As previously disclosed, on March 22, 2006, the Company filed a voluntary petition for reorganization under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of California (the “Bankruptcy Court”). Accordingly and as set forth in the Employment Agreement, the Employment Agreement will not be effective unless and until approved by the Bankruptcy Court. For purposes of the Employment Agreement, the term “Effective Date” means the date on which the Company receives Bankruptcy Court approval of the Employment Agreement. The following summary of the Employment Agreement is qualified in its entirety by reference to the text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by this reference.

The Employment Agreement provides for an initial three-year term expiring on the third anniversary of the Effective Date. The term will be automatically extended for an additional one-year period on that date (and on each subsequent anniversary of the Effective Date) unless either party gives written notice of its intent not to extend the term.

The Employment Agreement provides for an annual base salary of $250,000 and an annual incentive bonus opportunity based on the achievement of certain performance objectives to be established by the Board of Directors (or the Compensation Committee). Mr. Gould’s target incentive bonus amount will be not less than 75% of his base salary. Mr. Gould will be entitled to four (4) weeks vacation per year and to participate in the Company’s other benefit plans on terms consistent with those applicable to the Company’s employees generally. The Company will also pay or reimburse Mr. Gould up to $175,000 for costs and expenses associated with relocating his permanent residence to the area in which the Company’s principal offices are located. Mr. Gould is also entitled to a $15,000 signing bonus on or as soon as practicable after the Effective Date.

If Mr. Gould’s employment with the Company is terminated by the Company without “cause” or by Mr. Gould for “good reason” (as such terms are defined in the Employment Agreement), subject to Mr. Gould’s delivery of a release of claims in favor of the Company, Mr. Gould will be entitled to a severance benefit equal to (i) one times his base salary at the annualized rate in effect on his severance date, (ii) a pro-rated amount of his incentive bonus for the year in which his severance date occurs, (iii) the cost of COBRA premiums for continued medical insurance coverage for Mr. Gould and his spouse and dependent child(ren) until the first anniversary of his severance date (or, earlier, under the circumstances set forth in the Employment Agreement), (iv) immediately prior to his severance date, full vesting of all stock options granted to Mr. Gould and (v) reimbursement, in an amount not to exceed $36,000, for executive outplacement services, if any, received by Mr. Gould. Provided, however, that in the event that Mr. Gould’s severance date occurs on or after the occurrence of both a Change in Control Event (as such term is defined in the Employment Agreement) and the effective date of the Company’s plan of reorganization as approved by the Bankruptcy Court, then the amount paid pursuant to clause (i) above would be equal to one and one-half times his base salary at the annual rate in effect on his severance date, and if the severance date were to occur after the first anniversary of the Effective Date, then the amount otherwise payable pursuant to clause (ii) above would be increased by one and one-half times Mr. Gould’s target incentive bonus for the year in which the severance date occurs. The severance benefits determined pursuant to clauses (i) and (ii) above would be paid by the Company in a single lump sum not later than thirty (30) days after Mr. Gould’s severance date.

If the Company provides notice of its election not to renew the term of the Employment Agreement, Mr. Gould will be entitled to the severance benefits described in the preceding paragraph commencing upon the expiration of the term of the Employment Agreement.

In addition, on the Effective Date, Mr. Gould will be granted a nonqualified stock option to purchase 250,000 shares of the Company’s common stock. The option will (i) vest in annual installments over a three-year period following the date of grant, (ii) have a term of 10 years, and (iii) have an exercise price equal to the fair market value of the underlying shares on the date of grant. The foregoing summary of Mr. Gould’s stock option grant is qualified in its entirety by reference to the text of the proposed form of stock option agreement, a copy of which is filed as Exhibit C to Exhibit 10.1 to this Current Report on Form 8-K.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

As of the Effective Date (as defined above), Gregory A. Gould, 40, will become the Company’s Chief Financial Officer. In connection with Mr. Gould’s appointment, the Company and Mr. Gould entered into the Employment Agreement, dated as of August 16, 2006, as described under Item 1.01 of this Current Report on Form 8-K. Such description is incorporated herein by reference.

Mr. Gould most recently has been providing financial and accounting consulting services through his consulting company, Gould LLC, which has been his principal occupation since August 2005. From April 2005 to August 2005, Mr. Gould served as the Chief Financial Officer and Senior Vice President of Integrated BioPharma, Inc. (AMEX: INB), a life sciences company serving the pharmaceutical, biotechnology and nutraceutical markets. Prior to that, from February 2004 through January 2005, Mr. Gould served as the Chief Financial Officer, Treasurer and Secretary of Atrix Laboratories, Inc., an emerging specialty pharmaceutical company focused on advanced drug delivery. Atrix Laboratories was traded on NASDAQ prior to its sale to QLT, Inc., in November 2004 and, while there, Mr. Gould developed and implemented several strategic and business initiatives and helped coordinate the sale of the company. From 1996 through October 2003, Mr. Gould served as Director of Finance and then as the Chief Financial Officer and Treasurer of Colorado MEDtech, a high tech software development, product design and manufacturing company that was publicly traded on NASDAQ prior to its acquisition by KRG Capital Partners. Mr. Gould also worked for Arthur Anderson LLP from 1990 through 1996. Mr. Gould holds a BS in Business Administration from the University of Colorado, Boulder and is a Certified Public Accountant in the State of Colorado.

Item 8.01	Other Events.

On August 16, 2006, the Company entered into a letter of intent and term sheet (together, the “Letter of Intent”) with a syndicate of investors consisting of funds managed by Cohanzick Management, LLC, Robeco Investment Management, Fairfield Greenwich Group, Foxhill Capital Partners LLC, Gruber & McBain Capital Management, Seven Bridges Management, L.P. and Triage Capital Management LP (collectively, the “Investor Group”), which contemplates that the Investor Group would fund a secured loan to the Company in the aggregate principal amount of up to $25 million (the “Convertible Debt”). As set forth therein, the Letter of Intent will not be effective unless and until approved by the Bankruptcy Court. Once approved by the Bankruptcy Court, there is no assurance that the transactions contemplated by the Letter of Intent will be consummated on the terms specified therein or at all.

The following summary of the Letter of Intent is qualified in its entirety by reference to the text of the Letter of Intent, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by this reference. The Letter of Intent provides for, among other matters, the following:

•	The Convertible Debt would be convertible into common stock of the Company at the option of the Investor Group at an initial conversion price of $5.50 per share;

•	The Convertible Debt would bear interest at an annual rate of 9%, payable monthly in cash;

•	The Convertible Debt would have a 60-month term;

•	The Convertible Debt would be secured by a perfected senior lien on all of the assets of the Company other than the Company’s West Bridgewater, Massachusetts facility;

•	The Company would pay a facility fee of $200,000 concurrently with the first issuance of Convertible Debt;

•	The Convertible Debt would be used to repay the Company’s existing bank debt, and then would be available for general working capital purposes;

•	The Investor Group would be entitled to designate one person for election to the Company’s Board of Directors;

•	The closing of the Convertible Debt financing is subject to a number of conditions as set forth in the Letter of Intent, including completion of due diligence to the satisfaction of the Investor Group, completion of definitive transaction documents and bankruptcy court approval;

•	The Company would be subject to certain resale registration obligations under the circumstances set forth in the Letter of Intent;

•	The Company will pay the reasonable legal fees and expenses of the Investors, subject to certain caps and exceptions, as detailed in the Letter of Intent; and

•	The Company has agreed to pay a $1.25 million breakup fee to the Investors in the event that, subject to certain exceptions set forth in the Letter of Intent, the Company accepts a superior proposal to that contemplated by the Letter of Intent. The breakup fee will be payable by the Company only out of the proceeds of such superior proposal or sale (and only in the event that the closing contemplated by such proposal or sale occurs).

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

The exhibits to this Current Report on Form 8-K are listed in the Exhibit Index set forth elsewhere herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 21, 2006	SERACARE LIFE SCIENCES, INC.

/s/ Robert Cresci
Robert Cresci, Chairman

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement, dated August 16, 2006, between SeraCare Life Sciences, Inc. and Gregory A. Gould

10.2	Letter of Intent, dated August 16, 2006, by and among SeraCare Life Sciences, Inc., Cohanzick Management, LLC, Robecco Investment Management, Fairfield Greenwich Group, Foxhill Capital Partners LLC, Gruber & McBain Capital Management, Seven Bridges Management, L.P. and Triage Capital Management LP